Exhibit 10.2

FOURTH AMENDMENT

TO THE
1992 STOCK OPTION PLAN OF
AMERICA’S FAVORITE CHICKEN COMPANY

     THIS AMENDMENT made and entered into this 24th day of March, 2005, by America’s Favorite Chicken Company (the “Company”).

WITNESSETH:

     WHEREAS, the Company has previously adopted the 1992 Stock Option Plan of America’s Favorite Chicken Company (the “Plan”); and

     WHEREAS, § 12.1 states the Board of Directors of the Company or the Committee (as such term is defined in the Plan) has the right to adjust the number or kind of shares of Common Stock to reflect a corporate transaction such as a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar transaction; and

     WHEREAS, § 13 gives the Board of Directors of the Company the right to amend or revise the terms of the Plan at any time;

     NOW, THEREFORE, the Plan is hereby amended as follows, effective as of the date of shareholder approval hereof:

1.

     By amending § 12.1 to read as follows:

     12.1 The number, kind or class (or any combination thereof) of shares of Common Stock subject to outstanding Options and the purchase price of such shares shall be adjusted by the Board of Directors in a reasonable and equitable manner to preserve immediately after

(a)	any equity restructuring or change in the capitalization of the Company, including, but not limited to, spin offs, stock dividends, cash dividends (other than ordinary cash dividends), rights offerings or stock splits, or

(b)	any other transaction described in § 424(a) of the Code which does not constitute a Change in Control of the Company the aggregate intrinsic value of each such outstanding Option immediately before such restructuring or recapitalization or other transaction.

2.

     By adding a new § 12.2 to read as follows:

          12.2 Available Shares. If any adjustment is made with respect to any outstanding Option under § 12.1, then the Board of Directors shall adjust the number, kind or class (or any combination thereof) of shares of Common Stock reserved under § 3 so that there is a sufficient number, kind and class of shares of Common Stock available for issuance pursuant to each such Option as adjusted under § 12.1 without seeking the approval of the Company’s shareholders for such adjustment unless such approval is required under applicable law or the rules of the stock exchange on which shares of Common Stock are traded. Furthermore, the Board of Directors shall have the absolute discretion to further adjust such number, kind or class (or any combination thereof) of shares of Common Stock reserved under § 3 in light of any of the events described in § 12.1(a) and § 12.1(b) to the extent the Board of Directors acting in good faith determinates that a further adjustment would be appropriate and proper under the circumstances and in keeping with the purposes of this Plan without seeking the approval of the Company’s shareholders for such adjustment unless such approval is required under applicable law or the rules of the stock exchange on which shares of Common Stock are traded.

3.

     By renumbering the existing § 12.2 as § 12.3.

4.

     By adding a new § 12.4 to read as follows:

          12.4 Fractional Shares. If any adjustment under this § 12 would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock under any Option, such fractional share shall be disregarded and the number of shares of Common Stock reserved under this Plan and the number subject to any Options shall be the next lower number of shares of Stock, rounding all fractions downward. An adjustment made under this § 12 by the Board of Directors shall be conclusive and binding on all affected persons.

5.

     Except as herein amended, the provisions of the Plan shall remain in full force and effect.

AFC ENTERPRISES, INC.
By:	/s/ Frank J. Belatti
Frank J. Belatti
Chairman of the Board and Chief Executive Officer